                                                                                        FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. ANNOUNCES TRANSFER TO NASDAQ CAPITAL MARKET

NAPLES, FL. January 26, 2011 – TIB Financial Corp. (NASDAQ: TIBB) (the “Company”) announced today that its request that the NASDAQ transfer the Company’s shares to The NASDAQ Capital Market has been granted and is effective upon the open of trading on Thursday, January 27, 2011. The Company was notified by NASDAQ that continued listing on the NASDAQ Capital Market is conditioned upon the approval of a listing application and agreement that the Company meets all applicable continued listing requirements. As previously discussed, the Company believes it meets such requirements.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.7 billion in total assets and 27 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $184 million of assets under advisement.
TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Forward-looking Statements
Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with the continued listing of our securities, acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.